Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

March 13, 2008	For immediate release

For more information contact: Richard White or Steve Marsh at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the fourth quarter of 2007 ending on December 31, 2007 of $897,018 or $0.20 per share, as compared to $1,113,343 or $0.26 per share for the fourth quarter of 2006. Earnings for the year ended December 31, 2007 were $3,357,330 or $0.77 per share compared to $3,375,448 or $0.79 per share for the same period a year ago. Both figures for 2007 include some one-time merger related expenses incurred in connection with the Company’s acquisition of the former LyndonBank as of December 31, 2007.

The Company’s Board of Directors at a meeting on March 11, 2008, declared a cash dividend of $0.17 per share, payable May 1, 2008 to shareholders of record as of April 15, 2008. The Board also set the Annual Meeting date for June 10, 2008, and the record date for the Annual Meeting of April 8, 2008.

Community National Bank is an independent bank with assets of approximately $490 million that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, results of operations, earnings outlook and business affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company’s interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company’s business or impose additional costs and regulatory requirements.